SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          May 5, 2004

                     NORD PACIFIC LIMITED
(Exact name of Registrant as specified in its charter)

New Mexico	000-19182	Not Applicable
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

   2727 San Pedro, NE #116, Albuquerque, NM     87110
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number:  (506) 633-3800

Total pages:    2

Item 5:  Conversion of Loan.

          On May 5, 2004, Allied Gold Limited ("Allied Gold") converted additional Series A and Series B convertible notes into common shares of Nord Pacific Limited ("Nord Pacific").

On December 20, 2003, concurrent with an arrangement agreement, Nord Pacific and Allied Gold entered into a credit facility agreement under which Allied Gold agreed to loan up to $5.4 million ($2.4 million committed and a further $3.0 million at the option of Allied Gold) by way of convertible notes.  The Series A and B notes for the second drawdown in the amount of $272,227 have now been converted into 3,445,870 shares of Nord Pacific.  Allied Gold is now the largest shareholder of Nord Pacific with 40.3% of the outstanding common shares, owning a total of 13,998,810 shares.

          Nord Pacific and Allied Gold are parties to an arrangement agreement under which Allied Gold are to acquire all of the outstanding shares of Nord Pacific under a plan of arrangement.  Nord Pacific views this conversion as evidence of Allied Gold's continued commitment to the plan of arrangement.  It is also viewed by Nord Pacific as evidence of Allied Gold's continued commitment to Nord Pacific's Simberi Mining Joint Venture and the Tabar Exploration Joint Venture located in Papua New Guinea.

          As of May 6, 2004, after the conversion of the notes from the second drawdown, Nord Pacific has outstanding under the credit facility agreement with Allied Gold a total of $275,922.  Nord Pacific contemplates the need to borrow additional amounts under the credit facility agreement to continue funding capital requirements of the joint ventures and ongoing corporate costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

          Nord Pacific Limited
(Registrant)

Date: May 5, 2004	By: /s/ Mark R. Welch Mark R. Welch President and Chief Executive Officer